Exhibit 99.1

Atlantic Coast Financial Corporation Reports Fourth Quarter and 2010 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--February 15, 2011--Atlantic Coast Financial Corporation (the "Company," which includes Atlantic Coast Federal Corporation prior to February 3, 2011) (temporary NASDAQ symbol: ACFCD), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the fourth quarter and year ended December 31, 2010.

In line with the preliminary release regarding fourth quarter results for 2010, which was issued on January 10, 2011, the Company reported a net loss for the fourth quarter of 2010 totaling $5.2 million or $0.40 per diluted share compared with a net loss in the year-earlier quarter of $9.5 million or $0.72 per diluted share. The Company's net loss for the fourth quarter of 2010 reflected an increase in its provision for loan losses to $6.9 million compared with $6.2 million in the year-earlier quarter, including a $1.6 million specific reserve on a $7.5 million commercial lending relationship and $2.1 million of additional reserves for the Company's one-to-four family residential loan portfolio. For the year ended December 31, 2010, the Company's net loss totaled $14.2 million or $1.08 per diluted share compared with a net loss of $29.3 million or $2.24 per diluted share for 2009.

Other notable aspects of the Company's fourth quarter report included:

  As part of its capital preservation strategy, the Company continued to manage its balance sheet effectively in the fourth quarter in advance of completing its second-step offering; total assets were reduced to $827.4 million at December 31, 2010, from $905.6 million at December 31, 2009.
  The Bank remained well capitalized in the fourth quarter of 2010, with a Tier 1 (core) capital ratio of 5.5% and a total risk-based capital ratio of 10.1% at December 31, 2010.
  Non-performing assets at December 31, 2010, increased to $38.1 million on a linked-quarter basis from $30.2 million at September 30, 2010, primarily due to the addition of the $7.5 million commercial lending relationship, but declined from $40.2 million in the year-earlier period.

On February 3, 2011, the Company, as successor to Atlantic Coast Federal Corporation, completed the conversion from a mutual holding company structure and the related public stock offering and is now a stock holding company that is 100% owned by public stockholders. The Company sold a total of 1,710,857 shares of common stock in the subscription and community offerings, including 68,434 shares to the Atlantic Coast Financial Corporation employee stock ownership plan, raising gross proceeds of approximately $17.1 million. All outstanding shares of Atlantic Coast Federal Corporation, other than those owned by Atlantic Coast Federal, MHC that were sold as part of the conversion, have been converted into the right to receive 0.1960 shares of the Company's common stock, with fractional shares paid at a rate of $10.00 per share. As a result of the conversion, offering and exchange, the Company will have approximately 2,629,442 shares outstanding.

Commenting on the fourth quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "While the economic climate continues to be challenging, we are pleased with the strides made recently by the Company in several areas. Most important was the completion of our second-step offering and conversion earlier this month, which strengthens our capital position, supports our growth initiatives and allows us to better serve our customers. A growing mortgage banking division, including an expanded loan warehouse program, and an increasing presence in small business lending also contributed to our quarterly results. As previously announced, we have applied for funding from the Small Business Lending Fund, a federal program created under the Small Business Jobs Act of 2010 to enhance lending to America's small businesses by providing Tier 1 capital to community banks. If approved, this funding will further enhance our ability to expand our small business lending program and could add up to an additional $15 million in capital.

"Clearly, the level of non-performing assets and associated credit costs remain high, presenting us with an ongoing challenge until such time as the economy strengthens and there is meaningful and sustained improvements in employment levels and greater stability in real estate values in our market areas," Frankland added. "However, as evidenced by our actions related to the $7.5 million loan relationship and the reserves provided for non-performing loans affected by delays in the foreclosure process in Florida, we continued to decisively address problems in our loan portfolio during the fourth quarter."

Capital Position

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.5%, 8.8%, and 10.1%, respectively, at December 31, 2010, and continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity represented 5.4% of total assets at that date.

As previously noted, the Company successfully completed its second-step conversion on February 3, raising $17.1 million of gross proceeds. After conversion costs and the repayment of a $5.0 million borrowing, the Company will contribute the majority of the remaining proceeds to the Bank, significantly increasing its capital ratios in the first quarter of 2011.

The following tabular presentations highlight other key aspects of the Company's performance:

Asset Quality	Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
	($ in millions)
Non-performing loans	$28.1	$21.6	$35.2
Non-performing loans to total loans	4.99%	3.67%	5.64%
Non-performing assets	$38.1	$30.2	$40.2
Non-performing assets to total assets	4.60%	3.38%	4.44%
Net charge-offs	$4.5	$2.4	$7.2
Net charge-offs to average outstanding loans	2.84%	1.54%	4.36%

  The increase in non-performing loans and assets on a linked-quarter basis was primarily due to the addition of the $7.5 million commercial lending relationship described earlier.
  The increase in net charge-offs on a linked-quarter basis was due principally to higher charge-offs of one-to-four-family residential loans.
  Net charge-offs declined $2.7 million in the fourth quarter of 2010 compared with the fourth quarter of 2009 due to a $2.7 million charge-off in 2009 related to foreclosure on a non-residential real estate loan.

Provision / Allowance for Loan Losses	Three Months Ended			Year Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
	($ in millions)
Provision for loan losses	$6.9	$3.1	$6.2	$21.2	$24.9
Allowance for loan losses	$13.3	$11.0	$13.8	$13.3	$13.8
Allowance for loan losses to total loans	2.37%	1.87%	2.22%	2.37%	2.22%
Allowance for loan losses to non-performing loans	47.44%	50.83%	39.29%	47.44%	39.29%

  The linked-quarter increase in provision for loan losses included a $1.6 million specific reserve against a $7.5 million commercial loan relationship, and $2.1 million in additional reserves to address expected deterioration in collateral valuations in the Company's residential mortgage loan portfolio caused by a slowdown in the foreclosure process.
  The Company remains conservative in its methodology for identifying problem loans early in the cycle and aggressive in charging down residential and home equity loans on the date such loans become non-performing.

Net Interest Income	Three Months Ended			Year Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
	($ in millions)
Net interest income	$5.9	$5.9	$5.4	$23.7	$21.8
Net interest margin	2.84%	2.78%	2.44%	2.79%	2.37%

  The year-over-year increase in net interest margin primarily reflected a reduction in the Company's funding costs due to the run-off of higher-rate certificates of deposit, as well as the positive impact of the Company's expanded loan warehouse program; net interest margin continued to improve on a linked-quarter and year-over-year basis.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Year Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
	($ in millions)
Non-interest income	$2.7	$1.6	$(0.4)	$8.3	$4.2
Non-interest expense	$6.8	$6.5	$2.4	$24.9	$24.3
Efficiency ratio	79.93%	87.42%	48.86%	77.97%	93.65%

  Non-interest income for the fourth quarter of 2010 was higher on a linked-quarter basis primarily due to a $1.2 million loss on the sale of private-label collateralized mortgage obligations recorded in the third quarter of 2010.
  Non-interest income for the year 2010 increased compared with 2009 primarily because other-than-temporary impairment charges on investments were approximately $4.0 million higher in 2009.
  Non-interest expense in the fourth quarter of 2010 was higher than the same quarter in 2009 primarily due to the reversal of SERP accruals of $2.7 million in the fourth quarter of 2009.
  Non-interest expense for the year 2010 was up over full-year 2009 primarily due to a $600,000 increase in collection related expenses. Non-interest expense in 2009 included the aforementioned reversal of SERP accruals, offsetting a $2.8 million goodwill impairment charge in the third quarter of 2009.

Income Tax Expense	Three Months Ended			Year Ended
	Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
	($ in millions)
Income tax expense	$--	$--	$5.8	$--	$6.1

  The Company established a valuation reserve for the full amount of its deferred tax asset during 2009. Accordingly, the Company no longer records the income tax benefit of net losses until such time it determines that realization of the deferred tax asset is more likely than not.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

		Dec. 31, 2010	Sept. 30, 2010	Dec. 31, 2009
Total assets		$827,442	$892,612	$905,561
Cash and cash equivalents		8,550	21,643	37,144
Securities available for sale		149,090	176,528	177,938

Loans held for sale		49,318	49,597	8,990
Loans receivable, gross		563,096	586,736	628,181
Allowance for loan losses		13,344	10,955	13,810
Loans receivable, net		549,752	575,781	614,371

Total deposits		528,497	570,363	555,444
Federal Home Loan Bank Advances		150,000	167,765	182,694
Securities sold under agreements to purchase		92,800	92,800	92,800
Stockholders' equity		44,791	51,405	56,541

	Three Months Ended		Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Interest income	$10,762	$11,548	$44,855	$48,718
Interest expense	4,881	6,149	21,192	26,935
Net interest income	5,881	5,399	23,663	21,783
Provision for loan losses	6,924	6,216	21,230	24,873
Net interest income (loss) after provision for loan losses	(1,043)	(817)	2,433	(3,090)
Non-interest income (loss)	2,678	(395)	8,262	4,168
Non-interest expense	6,841	2,445	24,891	24,303
Loss before income taxes	(5,206)	(3,657)	(14,196)	(23,225)
Income tax expense	--	5,828	--	6,110
Net loss	$(5,206)	$(9,485)	$(14,196)	$(29,335)

Net loss per basic and diluted share	$(0.40)	$(0.72)	$(1.08)	$(2.24)

Basic and diluted weighted average shares outstanding	13,167	13,118	13,155	13,105

On February 3, 2011, the Company completed its conversion from a mutual holding company structure to a stock holding company form of organization, in which it issued 0.1960 shares of Atlantic Coast Financial Corporation common stock for each share of Atlantic Coast Federal Corporation common stock previously outstanding (other than those owned by Atlantic Coast Federal, MHC) and sold 1,710,857 new shares of common stock. As a result, the Company now has approximately 2,629,442 common shares outstanding. The following table sets forth, on a pro forma unaudited basis for the periods presented, the Company's basic and diluted net loss per share.

Net loss per basic and diluted share	$(1.98)	$(3.61)	$(5.40)	$(11.16)

Basic and diluted weighted average shares outstanding	2,629	2,629	2,629	2,629

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in Thousands)

	At and for the Three Months Ended		At and for the Year Ended
	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Interest rate information
Net interest spread	2.71%	2.23%	2.66%	2.14%
Net interest margin	2.84%	2.44%	2.79%	2.37%

Average balances
Loans receivable	$638,541	$658,713	$625,947	$695,805
Total interest-earning assets	$828,597	$885,996	$846,693	$919,669
Total assets	$880,219	$931,821	$898,106	$975,143
Deposits	$551,001	$590,728	$569,353	$615,846
Total interest-bearing liabilities	$786,109	$824,349	$801,926	$852,179
Total liabilities	$828,704	$865,869	$843,188	$898,756
Stockholders' equity	$51,515	$65,952	$54,918	$76,387

Performance ratios (annualized)
Return on average total assets	-2.37%	-4.07%	-1.58%	-3.01%
Return on average stockholders' equity	-40.42%	-57.53%	-25.85%	-38.40%
Ratio of operating expenses to average total assets	3.11%	1.05%	2.77%	2.49%
Efficiency ratio	79.93%	48.86%	77.97%	93.65%
Ratio of average interest-earning assets to average interest-bearing liabilities	105.40%	107.48%	105.58%	107.92%

Asset quality ratios
Non-performing loans	$28,126	$35,150	$28,126	$35,150
Foreclosed assets	$9,940	$5,028	$9,940	$5,028
Impaired loans	$48,486	$44,392	$48,486	$44,392
Non-performing assets to total assets	4.60%	4.44%	4.60%	4.44%
Non-performing loans to total assets	3.40%	3.88%	3.40%	3.88%
Non-performing loans to total loans	4.99%	5.64%	4.99%	5.64%
Allowance for loan losses to non-performing loans	47.44%	39.29%	47.44%	39.29%
Allowance for loan losses to total loans	2.37%	2.22%	2.37%	2.22%
Net charge-offs to average outstanding loans (annualized)	2.84%	4.36%	3.47%	3.11%

Capital ratios
Stockholders' equity to total assets	5.41%	6.24%	5.41%	6.24%
Average stockholders' equity to average total assets	5.85%	7.08%	6.11%	7.83%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer